UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2012

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:  (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On May 22, 2012, Liberty Property Trust (the “Trust”) held its 2012 Annual Meeting of Shareholders.  At the meeting, the shareholders voted on (1) the election of nine trustees, (2) an advisory vote to approve the Trust’s named executive officers compensation, (3) the ratification of the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2012 and (4) a proposal to adopt the Trust’s Amended and Restated Employee Stock Purchase Plan.  The voting results on these proposals were as follows:

Proposal 1.  Election of nine trustees to hold office until 2013

Nominee	Votes For	Withheld	Broker Non-Votes
Frederick F. Buchholz	88,846,704	10,301,960	5,549,074
Thomas C. DeLoach, Jr.	96,058,356	3,090,308	5,549,074
Katherine Elizabeth Dietze	98,901,153	247,511	5,549,074
Daniel P. Garton	98,666,807	481,857	5,549,074
William P. Hankowsky	96,438,639	2,710,025	5,549,074
M. Leanne Lachman	96,046,068	3,102,596	5,549,074
David L. Lingerfelt	96,057,210	3,091,454	5,549,074
Stephen B. Siegel	97,548,330	1,600,334	5,549,074
Stephen D. Steinour	97,254,951	1,893,713	5,549,074

Proposal 2.  Advisory vote to approve the Trust’s named executive officer compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes
95,557,237	3,503,032	88,395	5,549,074

Proposal 3.  Approval of the proposal to ratify the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2012.

Votes For	Votes Against	Abstentions	Broker Non-Votes
104,204,568	456,697	36,473	—

Proposal 4.  Approval of the proposal to adopt the Liberty Property Trust Amended and Restated Employee Stock Purchase Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
97,939,624	286,594	922,446	5,549,074

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ James J. Bowes
Name: James J. Bowes
Title: Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

	By:	Liberty Property Trust, its sole
General Partner

	By:	/s/ James J. Bowes
Name: James J. Bowes
Title: Secretary and General Counsel

Dated: May 24, 2012